SofTech Announces Special Meeting of Stockholders to be Held on October 9 for Proposed CADRA Sale

Definitive Proxy Materials filed with the SEC and mailed to Stockholders

LOWELL, Mass. – September 30, 2013 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced that it will hold a Special Meeting of its stockholders on October 9, 2013 commencing at 10:00AM at its offices located at 59 Lowes Way, Lowell, MA 01851 to consider and  vote upon the previously announced proposal to sell its CADRA product line (see press release dated September 3, 2013). Shareholders of record at the close of business on September 6, 2013, the record date for the Special Meeting, will be entitled to vote on the proposed sale. On September 30, 2013, a definitive proxy statement relating to the proposed sale was filed with the Securities and Exchange Commission (“SEC”) and proxy materials were mailed to shareholders that are entitled to vote. SofTech shareholders are encouraged to read the definitive proxy materials in their entirety as they provide important information regarding the transaction and to promptly complete and return the proxy card enclosed with the mailed proxy materials or to attend the Special Meeting and vote in person.

About SofTech

SofTech (OTCQB:SOFT) is a proven provider of engineering software solutions with its ProductCenter® PLM (product lifecycle management) technology and its computer-aided design product CADRA® offering. Our solutions accelerate product development, introduction and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. We deliver enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively. For more information, please visit www.softech.com.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the Company’s stockholders in connection with the proposed asset sale. In connection with the proposed asset sale, the Company has filed a definitive proxy statement and relevant documents with respect to the Special Meeting to be held in connection with the proposed transactions with the SEC. Shareholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information about the Company, Mentor Graphics Corporation and the proposed asset sale. The proxy statement and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by sending a written request to SofTech, Inc., Attn: Corporate Secretary, 59 Lowes Way, Suite 401, Lowell, Massachusetts 01851 or by calling the Company at (978)513-2700. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED ASSET SALE.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed asset sale. Information about the directors and executive officers, including their interests in the transaction, are included in the Company’s proxy statement relating to the proposed transactions.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700